Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Marti Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, $0.0001 par value per share	Rule 457(c) and 457(h)	20,275,233	(2)	$3.39	(3)	$68,733,039.87	0.00015310	$10,523.03
Total Offering Amounts					—		$68,733,039.87	—	$10,523.03
Total Fee Offsets(4)					—		—	—	—
Net Fee Due					—		—	—	$10,523.03

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Class A ordinary shares of Marti Technologies, Inc. (the “Registrant”), $0.0001 par value per share (“Ordinary Shares”) that become issuable under the Marti Technologies, Inc. 2023 Incentive Award Plan, as amended by the First Amendment to Marti Technologies, Inc. 2023 Incentive Award Plan (as amended, the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of Ordinary Shares on issue.

(2)	Represents an additional 20,275,233 Ordinary Shares reserved for issuance under the Plan.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act and is based on the average of the high and low prices of the Ordinary Shares as reported on the NYSE American Stock Exchange on January 2, 2025.

(4)	The Registrant does not have any fee offsets.